Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 5, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

GARY QUASABART NAMED TO HEAD AETRIUM SALES TEAM

St. Paul, Minn. (8/5/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced that Gary Quasabart has been promoted to the position of Vice President, Worldwide Sales. Mr. Quasabart replaces Daniel Koch, who has resigned to pursue other interests.

“We are very pleased to appoint Gary Quasabart to head our worldwide sales efforts,” John J. Pollock, President of the company, commented. “Gary has been an important member of our sales team since 1994, and he has been account manager for some of our most important customers for the last seven years. His extensive knowledge of our products, long history of working in the semiconductor equipment industry, and well established working relationships with our independent distributors and sales representatives, as well as many of our customers, make him an ideal candidate to lead our sales team.”

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.